Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-234702) of Williams Industrial Services Group Inc. of our report dated April 1, 2019, relating to the consolidated financial statements of Williams Industrial Services Group Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 606), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Dallas, Texas

February 6, 2020